Code of Ethics and Securities Trading Policy
The following investment advisory firms (each an “Adviser,” and collectively the “Advisers”) have adopted the following Code of Ethics and Securities Trading Policy (the “Code of Ethics”) governing the conduct of personal securities trading by personnel of general partners and management companies affiliated with Cloverfields Capital Group, LP (collectively, “Cloverfields”):
•Cloverfields Capital Group, LP
•Cloverpoint, LLC
The purpose of this Code of Ethics is to foster compliance with applicable federal statutes and regulatory requirements and to eliminate transactions suspected of being in conflict with the best interests of Clients. Supplemental information to the Trading Policy is attached as Exhibit A and incorporated herein by reference.
ARTICLE I.DEFINITIONS
In addition to the terms defined in the foregoing paragraph, the following terms will have the following meanings for purposes of this Code of Ethics:
A.“Access Person” means a Supervised Person who (a) has access to nonpublic information regarding any Cloverfields Fund’s (or other Client’s) purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Client, (b) is involved in making Securities recommendations to Clients or (c) has access to such recommendations that are nonpublic. All of Cloverfields’ directors, officers and partners are presumed to be Access Persons.
B.“Adviser” has the meaning assigned to it in the forepart of this Code of Ethics.
C.“Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.
D.“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.
E.“Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Exchange Act. Under Rule 16a-1(a)(2), “Beneficial Owner” means any person who, directly or indirectly through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect Pecuniary Interest in any Securities. Although this list is not exhaustive, you generally would be the Beneficial Owner of the following:
(i)Securities held in your own name;
(ii)Securities held with another in joint tenancy, as tenants in common, as tenants by the entirety or in other joint ownership arrangements;

(iii)Securities held by a bank or broker as a nominee or custodian on your behalf or pledged as collateral for a loan; and
(iv)Securities owned by a corporation, trust, partnership or other entity that is directly or indirectly controlled by, or under common control with, you.
F.“Blind Pool Account” means an account for which an Access Person does not (a) exercise any investment discretion or decision-making, (b) receive notice of transactions prior to execution or (c) otherwise have direct or indirect influence or control. The CCO has authority under this Code of Ethics to determine at any time whether a particular account qualifies or continues to qualify as a Blind Pool Account, whether additional information should be provided by the relevant Access Person or whether additional steps must be taken by the relevant Access Person in order to maintain Blind Pool Account status for the relevant account.
G.“Client” generally refers to advisory Clients of an Adviser and may be used interchangeably with “SMA,” or, if applicable, “investor.”
H.“Cloverfields” has the meaning assigned to it in the forepart of this Code of Ethics.
I.“ Supervised Person” means any partner, officer, director, manager (or other person occupying a similar status or performing similar functions) or employee (other than employees with a purely clerical, administrative or support function, as designated by the CCO) of an Adviser, or any other person who provides investment advice on behalf of an Adviser and is subject to the supervision and control of such Adviser.
J.“CCO” means the Chief Compliance Officer of Cloverfields.
K.“Code of Ethics” means this Code of Ethics and Securities Trading Policy.
L.“Discretionary Account” means an Access Person’s account that contains, or may contain, Reportable Securities and is managed by a third party without specific direction by the Access Person. The CCO has authority under this Code of Ethics to determine at any time whether a particular account qualifies or continues to qualify as a Discretionary Account, whether additional information should be provided by the relevant Access Person or whether additional steps must be taken by the relevant Access Person in order to maintain Discretionary Account status for the relevant account.
M.“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
N.“Federal Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act, the Advisers Act, Title V of the GLBA, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act of 1970, as amended, as it applies to private funds and registered investment advisers, and any rules adopted thereunder by the SEC or the U.S. Department of the Treasury.
O.“GLBA” means the Gramm-Leach-Bliley Act.

P.“Immediate Family” means any of the following relationships sharing the same household: child, domestic partner, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships.
Q.“Initial Public Offering” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.
R.“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
S.“Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(a)(2) or Section 4(6) thereof, or pursuant to Regulation D (Rules 504, 505 or 506) thereof.
T.“Pecuniary Interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject Securities. An indirect Pecuniary Interest includes:
(i)Securities held by members of an Access Person’s Immediate Family.
(ii)A general partner’s proportionate interest in the portfolio Securities held by a general or limited partnership.
(iii)A person’s right to dividends that is separated or separable from the Securities.
(iv)A trustee’s pecuniary interest in Securities holdings of a trust and any pecuniary interest of any Immediate Family member of such trustee (such Pecuniary Interest being to the extent of the beneficiary’s pro rata interest in the trust), whether or not such Immediate Family member shares the same household as such trustee.
(v)A beneficiary of a trust if:
•the beneficiary shares investment control with the trustee (such Pecuniary Interest being to the extent of the beneficiary’s pro rata interest in the trust); or
•the beneficiary has investment control with respect to a trust transaction without consultation with the trustee.
(vi)Remainder interests do not create a Pecuniary Interest unless the person with such interest has the power, directly or indirectly, to exercise or share investment control over the trust.
(vii)A settlor or grantor of a trust if such person reserves the right to revoke the trust without the consent of another person, unless the settlor or grantor does not exercise or share investment control over the Securities.

A shareholder will not be deemed to have a Pecuniary Interest in the portfolio Securities held by a corporation or similar entity in which the person owns Securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio.
U.“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.
V.“Reportable Security” refers to securities reportable under this Code of Ethics, and generally will include all Securities, but for this purpose will not include:
•direct obligations of the U.S. Government (e.g., Treasuries, GNMAs);
•bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;
•shares issued by money market mutual funds;
•shares issued by unaffiliated open-end mutual funds;
•Securities held through a qualified tuition program established pursuant to Section 529 of the Internal Revenue Code of 1986, as amended (529 Plans);
•shares issued by open-end mutual funds, unless Cloverfields acts as the investment adviser or sub-adviser for the mutual fund; or
•shares issued by unit investment trusts that are invested exclusively in one or more unaffiliated open-end mutual funds, unless Cloverfields acts as the investment adviser or sub-adviser for the mutual fund.
W.“Restricted List” means the list of companies/Securities in which trading by Access Persons is prohibited, as maintained by the CCO, which includes:
•Securities with respect to which either the Advisers or their Access Persons may have material non-public information, as determined by the CCO; and
•Securities that the Advisers or their Access Persons are contractually or otherwise restricted from trading (e.g., securities currently being considered for purchase, securities subject to blackout periods and/or securities on the restricted lists of other financial industry participants to which an Access Person may be subject due to his or her relationship with such financial industry participants).
X.Supervised Persons will advise the CCO in the event a company, industry sector, or Security should be placed on the Restricted List and such companies and Securities will remain on the Restricted List until such time as such Supervised Persons inform the CCO that they may be removed from the Restricted List, and the CCO, in consultation with counsel as the CCO deems appropriate, permits the removal of such Securities. The Restricted List can be found as Exhibit E hereto. All Access Persons should review the Restricted List before entering into any Securities transaction.
Y.“SEC” means the Securities and Exchange Commission.
Z.“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
AA.“Security” generally will have the meaning set forth in Section 202(a)(18) of the Advisers Act, such that it includes:
•private fund (e.g., hedge fund or private equity fund) interests, including limited partnership or limited liability company interests;
•any debt or equity security of any issuer, including any note, stock, treasury stock, security future, bond, debenture, or evidence of indebtedness;
•any certificate of interest or participation in any profit-sharing agreement;
•any collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, or certificate of deposit for a security;
•any fractional undivided interest in oil, gas or other mineral rights;
•any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof);
•any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency; or
•in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.
AB.“SMA” generally refers to a separately managed account advised by Cloverfields operated in accordance with its investment management agreement or other similar agreement.
ARTICLE II.

STANDARDS OF BUSINESS CONDUCT
The following standards of business conduct will govern personal investment activities and the interpretation and administration of this Code of Ethics:
•The interests of the Advisers’ Clients (i.e., the SMAs) must be placed first at all times;

•All personal securities transactions must be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;
•Supervised Persons should not take inappropriate advantage of their positions; and
•Supervised Persons must comply with applicable Federal Securities Laws.
This Code of Ethics does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield Supervised Persons from responsibility for personal trading or other conduct that violates a fiduciary duty to the Advisers’ Clients.
ARTICLE III.

TRADING RULES FOR PERSONAL/RELATED ACCOUNTS
The following rules govern Securities trading by Access Persons of Cloverfields. In the event there is any uncertainty of the propriety of any trade being contemplated, consult with the CCO or their designee:
A.Insider Trading Strictly Prohibited. No Supervised Person may engage in any trade or order activity or investment if such activity is the result of exposure to material non-public information, i.e., inside information (see Article V).
B.Front Running Strictly Prohibited. Access Persons may not enter an order or make an investment that anticipates (i.e., front runs) or competes with a customer/fund order or investment.
C.IPO Preclearance. Access Persons may not acquire Beneficial Ownership (including, for the avoidance of doubt, ownership by Access Persons’ Immediate Family members) in any Securities in an Initial Public Offering without obtaining prior approval of the CCO by submitting a clearance request via email or automated compliance system.
D.Limited Offering Preclearance. Access Persons may not acquire Beneficial Ownership (including, for the avoidance of doubt, ownership by Access Persons’ Immediate Family members) in any Securities in a Limited Offering without obtaining prior approval of the CCO by submitting a clearance request via email or automated compliance system.
E.Restricted List Preclearance. Access Persons may not acquire or dispose of Beneficial Ownership (including, for the avoidance of doubt, acquisition or disposition by Access Persons’ Immediate Family members) in any Security on the Restricted List without obtaining prior approval of the CCO by submitting a clearance request via email.
Approvals of Securities transactions granted by the CCO will be effective for two business days following such approval, unless the CCO specifies otherwise in writing. Access Persons who receive approval with respect to a Securities transaction but do not effect a purchase or a sale within the two-day period must submit a new preclearance request to the CCO.

Stop loss orders or automatically exercised options that are precleared and then purchased within the two-day window will be deemed to have been effectively precleared regardless of the ultimate date of exercise. However, any modifications to such stop loss orders or options must themselves be precleared, and the CCO may request at any time before such date of exercise that such stop loss orders or options be unwound if circumstances arise that would create concerns under this Code of Ethics.
Preclearance is not required for purchases or sales of Securities effect in any Blind Pool Account or Discretionary Account.
The CCO will not grant prior approval to an order or investment that anticipates (i.e., front runs) or competes with a customer order. Supervised Persons should not communicate any denial by the CCO of any trade to any person.
Prior to the CCO trading in Securities, the CCO will obtain prior approval by a Cloverfields Managing Director or other person of similar status and/or function. Securities reports for the CCO will be reviewed by or under the direction of a Cloverfields Managing Director or other person of similar status and/or function.
ARTICLE IV.

REPORTING OF SECURITIES HOLDINGS AND TRANSACTIONS
A.Initial and Annual Holdings Reports.
(i)Except as otherwise provided below, every Access Person will report to the CCO via email in the form attached as Exhibit B, no later than 10 days after the person becomes an Access Person, the following information (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person):
•With respect to each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership (including, for the avoidance of doubt, ownership by such Access Person’s Immediate Family members), the title and type of such Reportable Security, and (as applicable) the exchange ticker symbol or CUSIP number, number of shares and principal amount;
•The name of any broker, dealer or bank with which the Access Person or Immediate Family member maintains an account in which any Reportable Securities are held for the Access Person’s or Immediate Family member’s direct or indirect benefit; and
•The date the Access Person submits the report.
(ii)Except as otherwise provided below, every Access Person must report to the CCO via email in the form attached as Exhibit B at least once annually by February 14 the information described above (which information must be current as of a date no more than 45 days before the date on which the report is submitted) for the year ended December 31.

(iii)An Access Person need not make a report under this Article IV.A with respect to Reportable Securities held in any Blind Pool Account.
B.Quarterly Transaction Reports.
(i)Except as otherwise provided below, every Access Person will report to the CCO via email in the form attached as Exhibit B, no later than 30 days after the end of each calendar quarter, the following information with respect to all transactions during the quarter in any Reportable Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership (including, for the avoidance of doubt, ownership by Access Persons’ Immediate Family members) in the Reportable Security:
•The date of the transaction, the title and (as applicable) the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of each Reportable Security involved;
•The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•The price of the Reportable Security at which the transaction was effected;
•The name of the broker, dealer or bank with or through which the transaction was effected; and
•The date the Access Person submits the report.
•An Access Person need not make a report under this Article IV.B with respect to Reportable Securities held in any Blind Pool Account.
C.Exemptions from Holdings and Transaction Reports.
(i)An Access Person need not make holding or transaction reports with respect to:
•transactions effected pursuant to an Automatic Investment Plan;
•Securities held in Blind Pool Accounts;
•accounts in which the Access Person has a Beneficial Ownership interest (including, for the avoidance of doubt, ownership by such Access Person’s Immediate Family members) that are restricted to invest solely in open-ended mutual funds (e.g., 529 plans or 401(k) plans subject to such restrictions), provided that an Access Person with such an account must inform the CCO of the account and provide any information necessary to confirm to the CCO that the account is subject to such restrictions; or
•for quarterly transaction reports only, information that would duplicate information contained in broker trade confirmations or account statements that Advisers holds in its records, so long as

Advisers receive such confirmations or statements no later than 30 days after the end of the applicable calendar quarter (however, note that annual holdings reports must include such information even if it would duplicate information contained in such materials).
D.Beneficial Ownership Disclaimer.
Any report under this Article IV may contain a statement that the report will not be construed as an admission by the person making the report that he or she has any direct or indirect Beneficial Ownership in the security to which the report relates.
E.Duplicate Confirmations and Statements.
Adviser utilizes an automated compliance system to capture holdings and trading data for all Access Persons. If data is not feeding into the system, Access Persons should direct their brokers to supply to the CCO on a timely basis duplicate copies of confirmations of all personal transactions in public Securities and copies of periodic statements for all accounts pertaining to trading in public Securities by the Access Person and the Access Person’s Immediate Family members.
F.Acknowledgement of Receipt of Code of Ethics.
Each Supervised Person must be provided with a copy of this Code of Ethics and any amendments. Each Supervised Person must provide the CCO or other designated compliance personnel with a written acknowledgement in the form attached as Exhibit C of their receipt of the Code of Ethics and any amendments. Supervised Persons must sign and deliver this acknowledgement to the CCO upon becoming a Supervised Person and annually thereafter.
G.Confidentiality of Reporting Under Code of Ethics.
The CCO and any other designated compliance personnel receiving reports of Access Person holdings and transactions under this Code of Ethics will keep such reports confidential, except to the extent that the CCO and such compliance personnel are required to disclose the contents of such reports to regulators. The CCO will confer with counsel to the extent the CCO believes necessary to determine whether the content of any such reports must be disclosed to such regulators.
H.Annual Blind Pool Account Certifications.
Each Access Person must provide the CCO or other designated compliance personnel with a written discretionary account or trust certification in the form attached as Exhibit D, with respect to any Blind Pool Account that holds Reportable Securities on behalf of such Access Person. Access Persons must sign and deliver this certification to the CCO upon becoming an Access Person and annually thereafter.

ARTICLE V.

POLICY STATEMENT ON INSIDER TRADING
As a result of the Adviser’s operations and the activities of certain of the Adviser’s personnel, the Adviser frequently comes into possession of confidential or material, non-public information. Therefore, the Adviser may have access to material, non-public information that may be relevant to an investment decision. Consequently, the Adviser and its personnel may be restricted from initiating a transaction or selling an investment which, if such information had not been known to it, may have been undertaken on account of applicable securities laws or its internal policies. Due to these restrictions, the Adviser and its personnel may not be able to make an investment that it otherwise might have made or sell an investment that it otherwise might have sold.
The Adviser seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. To further that goal, this Policy Statement implements procedures to deter the misuse of material, nonpublic information in securities transactions.
Accordingly, the Adviser forbids any Supervised Person (for purposes of Articles V and VI, this term will include Supervised Persons’ Immediate Families) from trading, either personally or on behalf of others, while in possession of material, nonpublic information or communicating material, nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” This policy applies to every Supervised Person and extends to activities within and outside their duties at the Adviser.
Trading securities while in possession of material, nonpublic information or improperly communicating that information to others may expose you to stringent penalties. Criminal sanctions may include a fine of up to $5,000,000 ($25,000,000 for non-natural persons) and/or 20 years imprisonment. The SEC can recover the profits gained or losses avoided through trading restricted under this Code of Ethics, impose a penalty of up to three times the illicit windfall and issue an order permanently barring you from the securities industry. Finally, you may be sued by investors seeking to recover damages for insider trading violations.
The term “insider trading” is not defined in the Federal Securities Laws, but generally is used to refer to the use of material, nonpublic information to trade in Securities (whether or not one is an “insider”) or to the communication of material, nonpublic information to others. While the law concerning insider trading is not static, it is currently understood that the law generally prohibits:
(1)trading by an insider, while in possession of material, nonpublic information;
(2)trading by a non-insider, while in possession of material, nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or
(3)communicating material, nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are described in Exhibit A attached hereto. Any Supervised Person who has any question concerning the Adviser’s policy and procedures regarding insider trading should consult with the CCO or their designee. To protect yourself and the Adviser, you should contact the CCO or their designee immediately if you believe that you may have received material, nonpublic information. Often, a single question can forestall disciplinary action or complex legal problems.
ARTICLE VI.

PROCEDURES DESIGNED TO DETECT AND PREVENT INSIDER TRADING
The following procedures have been established to aid the Adviser and all Supervised Persons in avoiding insider trading, and to aid the Adviser in preventing, detecting, and imposing sanctions against insider trading. Every Supervised Person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and/or criminal penalties. Any questions about these procedures should be directed to the CCO or their designee.
A.Before trading Securities for yourself or others, a Supervised Person should ask himself or herself the following questions regarding information in his or her possession:
(i)Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the Securities if generally disclosed?
(ii)Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?
B.If, after consideration of the above, any Supervised Person believes that the information is material and nonpublic, or if a Supervised Person has questions as to whether the information is material and nonpublic, he or she should take the following steps:
(i)Report the information and proposed trade immediately to the CCO or their designee.
(ii)Do not purchase or sell the Securities either on behalf of yourself or on behalf of others.
(iii)Do not communicate the information inside or outside the Adviser, other than to the CCO or their designee or other Supervised Persons with a legitimate business purpose for receiving the information.
(iv)After the CCO or their designee has reviewed the issue, the Supervised Person will be instructed either to continue the prohibitions against trading and communication because the CCO or their designee has determined that the information is material and nonpublic, or her or she will be allowed to trade the Security and communicate the information.

C.Information in a Supervised Person’s possession that is identified as material and nonpublic may not be communicated to anyone, including persons within the Adviser, except as otherwise provided herein. Supervised Persons should exercise due care in discussing work matters with family members or in social settings so as to avoid divulging material, nonpublic information or “tipping” any person who may inappropriately or illegally trade based on such material nonpublic information. In addition, care should be taken so that such information is secure. For example, files containing material, nonpublic information should be sealed and access to computer files containing material, nonpublic information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private (for example, not by cellular telephone, to avoid potential interception).
D.If, after consideration of the items set forth in Section 1 of this Article VI, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the CCO or their designee before trading or communicating the information to anyone.
E.Given that certain Supervised Persons have a board position with a public company or may have meaningful interactions with a public company’s management, the Adviser has adopted enhanced procedures that it will follow if the Adviser wishes to trade in the securities of public company where such circumstances are present. The Adviser will add to its Restricted List any public company issuer that a Supervised Persons has a board position with or has had meaningful interactions with a public company’s management. If the Adviser wishes to trade in the securities of such a public company issuer for a client account, the CCO will use the Adviser’s “Trade Clearance Checklist” and “Trade Clearance Questionnaire for Transactions in Certain Public Companies” to aid the CCO in determining whether the Adviser can trade in such issuer’s securities. The “Trade Clearance Checklist” is a form to be completed and reviewed by the CCO; the “Trade Clearance Questionnaire for Transactions in Certain Public Companies” is a form that will be sent to Supervised Persons that may be in a position lending itself to the possession of material nonpublic information (e.g., director of the public company in which the Adviser wishes to trade, investment team lead, etc.). Pursuant to the checklist, the CCO will actively inquire and document, among other things, whether a “trading window” is open with respect to the public company and whether any Supervised Persons possess any material nonpublic information regarding the issuer that is not disclosed in the issuer’s public filings or not otherwise publicly available. Any Supervised Person receiving the Adviser’s “Trade Clearance Questionnaire for Transactions in Certain Public Companies” will be asked to complete and return it to the CCO as promptly as possible. If any Supervised Person has any questions about these procedures, please feel free to contact the CCO.
F.All Supervised Persons will submit to the CCO or their designee via email in the form attached as Exhibit B a report of every transaction involving a Reportable Security in which they, their Immediate Families and trusts of which they are trustees or other entities or account in which they have a Beneficial Ownership interest have participated within 30 days after such transaction. The report will include the name of the Reportable Security, date of the transaction, quantity, price and broker-dealer through which the transaction was effected. This requirement may be satisfied by sending duplicate confirmations of such trades to the CCO or his or her designee.]1
ARTICLE VII.

ADMINISTRATION OF THE CODE OF ETHICS
A.Each Supervised Person must report any violations of this Code of Ethics promptly to the CCO or their designee.
B.The CCO or their designee will review the holdings and transaction reports submitted by Supervised Persons pursuant to Article IV.
C.The Advisers must provide each Supervised Person a copy of the Code of Ethics and any amendments.
D.Each Supervised Person must provide the CCO or other designated compliance personnel with a written acknowledgement of their receipt of the Code of Ethics and any amendments.
E.The CCO may, under circumstances that they deem appropriate and not opposed to the interests of the Adviser’s Clients, create exceptions to requirements under this Code of Ethics that are not expressly mandated under the Federal Securities Laws. The CCO will inform any Supervised Persons affected by such exceptions in writing.
ARTICLE VIII.

SANCTIONS
A Supervised Person who mistakenly discloses (or discovers that someone else has disclosed) material non-public information must immediately contact the CCO.
Upon discovery of a violation of this Code of Ethics, the Adviser may impose such sanctions as it deems appropriate, including, among other sanctions, a letter of censure or suspension, or termination of the employment of the violator.

EXHIBIT A
(1)Who is an Insider?
The concept of “insider” is broad. It includes officers, directors, manager and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers and the employees of such organizations. In addition, the Adviser may become a temporary insider of a company it advises, for which it performs other services or in which it is considering an investment. According to the United States Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential, and the relationship must at least imply such a duty before the outsider will be considered an insider. A person can also be subject to the prohibitions of an insider if the person wrongfully received or procured the confidential information, such as through insiders wrongfully disclosing information to such person.
(2)What is material information?
Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. No simple “bright line” test exists to determine when information is material. Assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any question about whether information is material to the CCO or their designee.
Material information often relates to a company’s results and operations including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, entering into material agreements, loss or gain of major customer and extraordinary management developments.
Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material.
Material information does not have to relate to a company’s business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the United States Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or unfavorable.

(3)What is nonpublic information?
Information is nonpublic until it has been effectively disseminated broadly to investors in the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones “tape,” Reuters Economic Services, The Wall Street Journal or other publications of general circulation, and after sufficient time has passed so that the information has been disseminated widely.
(4)What are the penalties for insider trading?
Penalties for trading on or communicating material, nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. The SEC and other federal authorities have announced vigorous enforcement of insider trading laws and are actively pursuing cases involving private funds and their personnel. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include: (a) civil injunctions; (b) treble damages; (c) disgorgement of profits; (d) jail sentences; (e) civil fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; (f) civil fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided; and (g) criminal fines of up to $5,000,0000 for individuals or $25,000,000 for non-natural persons.
In addition to the foregoing, any violation of the Adviser’s Policy with respect to Insider Trading can be expected to result in serious sanctions by the Adviser as set forth in Article V of the Trading Policy, including dismissal of the person or persons involved.

EXHIBIT B

INITIAL HOLDINGS REPORT AND ANNUAL HOLDINGS REPORT
As of [ ]

To:        Chief Compliance Officer
From:        [Insert Name of Access Person]

Subject: Personal Securities Transactions
Pursuant to the Code of Ethics, you must submit an initial holdings report and an updated annual holdings report that lists all Reportable Securities (as defined in the Code of Ethics) in which you have a direct or indirect Beneficial Ownership (as defined in the Code of Ethics) except as otherwise provided in the Code of Ethics.
Kindly complete the form below and return it to the Chief Compliance Officer. If this is an Initial Holdings Report, it must be submitted no later than 10 days after the date on which the undersigned became an Access Person. The information set forth in an Initial Holdings Report and an Annual Holdings Report must be current as of a date no more than 45 days prior to the date on which the report is submitted.

Date	Title, Type & Amount of Security (including exchange ticker symbol/ CUSIP number, number of shares and principal amount)	Name of Broker, Dealer or Bank Maintaining Account At Which Any Securities are Maintained

(Please attach additional pages if you require more space)

I certify that the names of any brokerage firms or banks where I have an account in which any securities are held are disclosed above.

Signed: ________________________
Print Name: ______________________
Date: ___________________

QUARTERLY TRANSACTION REPORT
As of [ ]

This report must be submitted to the Chief Compliance Officer no later than 30 days after the end of a calendar quarter.

Period of Report: From ____________________ to ____________________.

Date of Transaction	Issuer and Exchange Ticker Symbol or CUSIP Number	Debt: Principal Amount, Interest Rate and Maturity Date	Equity: Number of shares	Purchase (P), Sale (S) or Short Sale (SS)	Price	Broker, Dealer or Bank

I certify that I have reported on this form, or that you have received duplicate brokerage confirmations/statements of, all transactions in Reportable Securities in which I had any direct or indirect beneficial ownership during the period covered by this report except as otherwise provided in the Code of Ethics.

____________________________
Name of reporting person

Date:_________________________

EXHIBIT C
CODE OF ETHICS AND SECURITIES TRADING POLICY
ACKNOWLEDGMENT
I hereby acknowledge receipt of the Code of Ethics and Securities Trading Policy and confirm that I have read and understand it and agree to abide by the policy.
______________________
Your Name (Please Print)
______________________
Your Signature
______________________
Date

Note: Please sign and return this acknowledgement to the Chief Compliance Officer.

EXHIBIT D
DISCRETIONARY ACCOUNT/VEHICLE/TRUST CERTIFICATION
With respect to the account, investment vehicle, or trust (the “Account”) described below, I hereby certify that I do not (i) exercise any investment discretion over such account, whether formally, informally or otherwise with respect to directing particular allocations (for the avoidance of doubt, this does not preclude guidance regarding allocations to main asset classes (e.g., equities, fixed income, cash instruments)), (ii) receive notice of transactions in the Account prior to their execution, or (iii) otherwise have direct or indirect influence or control over the Account, in each case, other than with respect to the establishment or elimination of targets or limits relating to generalized, non-issuer-specific criteria.
Additionally, I hereby certify that, during the last calendar year, or if shorter, for so long as I have been employed by Cloverfields Capital Group, LP or any of its affiliated general partners or management companies (collectively, “Cloverfields”), I did not (i) suggest that any principal, trustee, third-party discretionary account manager, or similar investment decision-maker (a “Manager”) of the Account make any particular purchases or sales of securities for the Account, (ii) direct any Manager of the Account to make any particular purchases or sales of securities for such trust or account, or (iii) consult with any Manager of the Account as to the particular allocation of investments to be made in the Account. I further certify that, during the last calendar year, or if shorter, for so long as I have been employed by Cloverfields, all discussions I have had with any Manager of the Account have been limited to summaries, descriptions or explanations of account activity from the Manager.
I further certify that I have not shared, and will not share, with the Account or any Manager of the Account any information relating to current or prospective portfolio investments, investor accounts and activities and related information with respect to any pooled investment vehicle managed by Cloverfields.
I agree to promptly provide notice to the Chief Compliance Officer of Cloverfields (the “CCO”) with respect to a change in the foregoing. I further agree to provide the CCO with any information or documents relating to the Account as may be requested by the CCO in connection with the administration of Cloverfields’ Code of Ethics.

*    *    *    *

________________________________________________
Your Name (please print)
________________________________________________
Your Signature
________________________________________________
Date

For Accounts (Including Investment Vehicles):

_______________________________________________
Name in which Account is Held

_______________________________________________
Account Number (if applicable)

_______________________________________________
Broker or Adviser of Account
_______________________________________________
Telephone Number and Email Address of Broker or Adviser of Account
Relationship to Broker or Adviser:
    If Individual: Independent Professional Friend
         Relative Other: _____________
         If Entity: Affiliated Firm Unaffiliated Firm

For Trusts:

_______________________________________________
Name of Trust
_______________________________________________
Name(s) of Beneficiary/ies
_______________________________________________
Name(s) of Trustee(s)
_______________________________________________
Telephone Number and Email Address of Trustee(s)
Relationship to Trustee(s):
    If Individual: Independent Professional Friend
         Relative Other: _____________
     If Entity: Affiliated Firm Unaffiliated Firm

Note: Please sign and return this certification to the CCO.

EXHIBIT E

RESTRICTED LIST

Maintained electronically on automated compliance system..